Final Transcript

Thomson StreetEvents SM

Conference Call Transcript

BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Aug 24, 2010 / 12:00PM  GMT

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Tim Johnson
Big Lots, Inc. - VP - Strategic Planning, IR

Steve Fishman
Big Lots, Inc. - Chairman, CEO

Joe Cooper
Big Lots, Inc. - EVP, CFO

Chuck Haubiel
Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

CONFERENCE CALL PARTICIPANTS

Jeff Stein
Soleil Securities - Analyst

David Mann
Johnson Rice - Analyst

Dan Wewer
Raymond James - Analyst

Meredith Adler
Barclays Capital - Analyst

Joe Feldman
Telsey Advisory Group - Analyst

Patrick McKeever
MKM Partners - Analyst

Peter Keith
JMP Securities - Analyst

Charles Grom
JPMorgan - Analyst

Mark Mandel
ThinkEquity - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second quarter 2010 teleconference. This call is being recorded. During this session, all lines will be muted until the question and answer session of the call. (Operator Instructions). At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson. Please go ahead.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Thanks, Brendon, and thank you everyone for joining us for our second quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO, Joe Cooper, Executive Vice President and Chief Financial Officer and Chuck Haubiel, Executive Vice President, Real Estate, Legal, and General Counsel.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor Provisions, as stated in our press release and SEC filings, and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's press release, our results include discontinued operations activity. Since we do not view discontinued operations as relevant to ongoing operations of the business, our prepared comments will be based on results from continuing operations. With that, I'd like to turn it over to Steve.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, TJ, and good morning, everyone. We continued to stay focused and execute across the organization during the second quarter, and I'm very proud of what we were able to accomplish as a team. We recorded our 15th consecutive quarter of record EPS from continuing operations, $0.48 per share versus last year's record at that time of $0.35. We grew the top line by over 5% with the comps of 3.8% supplemented by net store growth of 24 stores. Operating profit dollars grew 33%, behind the strength of our comp, improvement in gross margin, and significant SG&A leverage, compared to a year ago, and we were able to repurchase significant amounts of stock in the last 60 days, which we believe is a very good use of shareholder cash and demonstrates the confidence we have in this business and the longer term potential.

From a sales perspective, our comp of 3.8% for the quarter puts us near the top end of our competitive set, and represents very good performance in an environment with a somewhat hesitant consumer. Across retail, it appeared that consumers were more cautious during the June, July time frame; however, it was very interesting to see that the discretionary categories and the higher ticket goods seemed to be the most appealing areas of our store during Q2. In terms of merchandising, Furniture, Home, and Seasonal led the way, and Electronics continued to perform up against some very lofty numbers from a year ago. For the third consecutive quarter, Furniture comped up double digits with broad-based strength across all classifications. Upholstery, RTA, Case Goods and also Mattresses, which interestingly enough, was the strongest business. On average, Furniture represents the highest ticket prices in the store, which suggests our customer is willing to spend where they see extreme value and good quality product.

Home comped up in the low double digits again in Q2, with improved quality, better price points and a very successful Port 7 home event. I'm very pleased with how our merchants in this area have responded to the challenge, and I have every reason to believe this category has even more upside going forward. Our Seasonal business, primarily Lawn and Garden and Summer, comped up high single digits against multiple years of comp store increases in this all-important category. Seasonal is one of the top reasons customers come to Big Lots, and we delivered on our promise.

Again, the highest price points performed the best, further reinforcing for us that with our customer, it's not about price, it's about value, and they're telling us by ringing the register that they see great value in our seasonal assortments.

And finally, our Electronics business continues to be good, comping up mid single digits on top of a comp in the high 30s last year. The chain wide rollout of our video game software program that occurred last year provided incremental sales in Q2 and the availability of closeout deals like DVDs, digital cameras, printers, and even a couple of opportunities with computers and GPS units were part of delivering a good comp in Q2.

Also during the quarter, we made meaningful progress on several other of our key strategic initiatives, Ready For Business, our Store Refresh program and our Rewards loyalty card. Our Ready For Business initiative continues to get traction and we estimate that over 80% of our stores are at a standard that we believe is acceptable at this point. We've created a process where executives and their teams are coordinating unannounced visits to stores across the country to hold ourselves accountable to these new standards. I'm pleased to say that we're seeing noticeable differences in store execution, customer service, and merchandise presentation compared to this time a year ago. Again, progress, but this is a multi-year initiative we've taken on in our stores.

In terms of our existing store base, our Store Refresh program is moving along as scheduled. Chuck will update you on the details in a moment but at a really high level, we're pleased with the execution and early results.

Our store associates and our marketing team are focused on building the Rewards program for the future. The number of active Rewards members now exceeds five million customers, and continues to build, and the program is still relatively new. Early on, we're seeing some level of positive comp sales impact in the top 100 or so stores in terms of penetration; however, the overall impact to the Company comp in Q2 or on year-to-date is an immaterial number. The more tangible opportunity, we believe, comes later in the year and on into 2011 when we begin to market directly to customers based on their buying behavior. We're busy testing different ideas and promotions with the goal of improving both transactions and ticket with some of our most loyal customers. Now, Joe is going to give you some details on the quarter and how we're looking at our forward guidance.

Joe Cooper - Big Lots, Inc. - EVP, CFO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Thanks, Steve and good morning everyone. Sales for the second quarter were $1.142 billion, an increase of 5.1% over the $1.087 billion we reported for the second quarter last year. Comparable store sales increased 3.8%.

For Q2, operating profit dollars and rate improved over last year. Q2 operating profit dollars were $63.2 million, an increase of approximately $16 million or 33% compared to last year. As expected, our operating profit rate increased by 110 basis points as both gross margin and expenses improved as a percent of sales.

Looking at gross margin, our dollars grew 6.5%, which is a combination of our 5.1% sales increase, plus expansion in the gross margin rate. Our rate for Q2 of 40.5% was 50 basis points above last year. The increase in rate was due to lower markdowns, particularly in Seasonal and Home, given the strength of those businesses. Also helping the margin rate in the quarter was lower shrink costs and a slightly favorable mix impact as sales of our higher margin Seasonal and Home categories became a larger percent of the total sales. These improvements were partially offset by higher freight costs, both import and domestic. In terms of imports, the increases in container rates have been well documented and we, along with most every other retailer, will be fighting this battle for the next several quarters. Domestic freight costs are also up to last year, with fuel and rising carrier rates driving the increase.

Total SG&A dollars were $399.2 million or up 3% compared to last year. The second quarter SG&A rate of 34.9% was down 60 basis points to last year. We experienced leverage in most major expense areas and as expected, we saw real dollar reductions in Advertising, Utilities and Health Benefits. You'll recall that each of these three areas have specific initiatives designed to lower costs. Additionally in advertising, we did have a planned reduction of one ad, which also helped to curtail costs. Partially offsetting these areas of leverage was higher bonus expense incurred during the quarter given our record performance, higher equity-related compensation expense, and higher debit card fees from a spike in network rates.

Net interest expense was $0.3 million for the quarter compared to $0.5 million last year.

Our tax rate for the second quarter of fiscal 2010 was 38.3% compared to 39.3% last year. The lower tax rate was primarily due to a state income tax settlement.

In total for the second quarter of fiscal 2010, we reported income from continuing operations of $38.8 million or $0.48 per diluted share, compared to income from continuing operations at $28.6 million or $0.35 per diluted share a year ago. This result was in line with our previously communicated guidance of $0.44 to $0.49. Comparing our results to the low end of EPS guidance, $0.01 of the favorability came from a slightly higher gross margin rate, $0.02 came from lower SG&A expenses, and the last $0.01 was due to opportunistic share repurchase activity in Q2.

Turning to the balance sheet, inventory ended the second quarter of fiscal 2010 at $734 million compared to $668 million last year. Now, it's real important to understand our inventory position heading into the third quarter because the $66 million increase to last year, or 10%, is not our usual position; however approximately $55 million of the $66 million, or over 80%, can be summarized as timing of import receipts and timing of deals. In terms of imports, we made an intentional decision to move up delivery dates and bring in goods early to avoid potential disruption or risk of sales that could have resulted from the container shortages coming out of Asia. On the deals front, for those of you that have been in our stores recently, you should have noticed three large deals that we believe will be important sales drivers for Q3, the Furniture Road Show event, a Stratolounger closeout and also a large branded underwear deal in time for back-to-school. Each of these deals are an important part of our comp expectations for Q3. The balance of the inventory increase of about $10 million relates to higher store count as we have 24 more stores than last year at the end of Q2. So as you can see, the inventory build was intentional and designed to position us for sales and earnings growth in Q3.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities, decreased by $56 million compared to last year. This was largely attributable to our $66 million increase in year-over-year inventory levels, partially offset by our increase in Q2 earnings. We ended the quarter with $171 million of cash and cash equivalents compared to $98 million last year. This change of $73 million is attributable to our cash generated over the last year, partially offset by our year-to-date share repurchase activity.

We were active in the market repurchasing our stock during Q2 as we invested $83.8 million to purchase 2.5 million shares at a weighted average price of $33.58 per share. Subsequent to the end of the second quarter, we continued to invest in our repurchase plan, and through yesterday, August 23rd, we've invested $67.9 million in the third quarter of 2010 to repurchase 2.2 million shares at an average price of $31.19, bringing the total number of shares repurchased, excluding our ASR, to 4.7 million shares at an average price of $32.46. Year-to-date, we've repurchased $301.8 million of Company stock; $150 million under the ASR program and $151.8 million through opportunistic repurchases. Although the final settlement of the total number of shares repurchased under our ASR will not be known until the contract ends, had the ASR settled yesterday, August 23rd, the total amount of shares repurchased under the ASR would have been 4.3 million shares. Combining an assumed ASR at 4.3 million shares and our recent opportunistic repurchase efforts of 4.7 million shares, our total number of shares repurchased year-to-date would be 8.9 million, or approximately 11% of our outstanding shares. We have $98.2 million remaining under our current authorization to repurchase shares opportunistically in the open market as of today.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

For the second quarter, capital expenditures totaled $31.1 million and depreciation expense for the quarter was $18.8 million.

Moving on to guidance, we're forecasting a comp sales increase in the range of 2% to 4% for the third quarter. This is based on recent sales trends, incremental deals, and one additional ad circular this year in August, aimed at generating more back-to-school business.

We expect our Q3 gross margin rate will be slightly down to last year. You'll recall that last year's rate benefited by approximately 20 basis points from a one-time import duty contingency settlement. Additionally, we're anticipating a lower markdown rate, favorable merchandise mix impact from higher anticipated sales in our better margin categories, and lower shrink expense will be offset by higher domestic and import freight costs.

Our Q3 guidance anticipates expenses will be essentially flat as a percentage of sales. Flattish SG&A as a percent of sales is different from where we've been recently, but we know there are some challenges in Q3 that make this a unique quarter. From a trend standpoint, what makes Q3 unique? Well we see differences in three key areas...store openings, distribution and transportation, and advertising.

First, on new store openings, we have 55 stores to open from August through the first couple of weeks in November compared to the 33 stores we opened during the same time frame last year. This will result in approximately $2 million or 20 basis points of incremental pre-opening expense in the third quarter.

Next, from a distribution and transportation standpoint, we begin to anniversary our dedicated outbound fleet contract savings from last year, and the closing of our California furniture DC in Q3 a year ago. For these two reasons, and given the highly volatile market for trucking costs and peak season surcharges, we believe it's prudent to not expect leverage here in Q3.

And lastly, as I mentioned earlier, we moved an ad circular out of Q2 into Q3. On average, we spend about $2 million for each ad so $2 million out of Q2 and into Q3 will minimize any leverage opportunity in advertising during Q3. This is a timing difference only. We still expect total advertising dollars to be down for the year with leverage for the year of 20 basis points or so.

Clearly, there are some unique factors to Q3 SG&A that we believe are isolated to the quarter, because in a moment, you'll hear that we expect expense leverage to return in Q4. Based on these assumptions, Q3 EPS from continuing operations is estimated to be in the range of $0.25 to $0.29 per diluted share compared to $0.27 per diluted share a year ago.

Turning to the fourth quarter, we're forecasting a comp sales increase in the range of 2% to 4% against our best comp of the year last year at 5.1%. In a moment, Steve will touch on some of the drivers for our Q4 comp. Additionally, we expect to benefit from one additional shopping day between Thanksgiving and Christmas.

We expect our Q4 gross margin rate will be down to last year driven by higher domestic and import freight costs and lower IMU in certain deals and "Nine Weeks of Christmas" strategies designed to drive excitement and foot traffic to our stores.

From an expense standpoint, we anticipate leverage in most major expense areas including Store Payroll, Distribution and Transportation, Health Insurance, Utilities and Advertising. This favorability is assumed to be partially offset by higher debit card fees resulting from rate hikes being passed on by network providers. Based on these assumptions, Q4 EPS from continuing operations is estimated to be in the range of $1.41 to $1.45 per diluted share compared to $1.31 per diluted share last year.

For the full year, we've raised our guidance and now expect income from continuing operations for fiscal 2010 to be in the range of $2.82 to $2.90 per diluted share, compared to our previous guidance of $2.75 to $2.85 per diluted share. We've raised the midpoint of our annual guidance to reflect our Q2 beat to the midpoint of guidance, slightly higher sales and operating profit modeled for the Fall, and the impact of the opportunistic share repurchase activity that I mentioned earlier. This range of EPS assumes an average annual diluted share count of approximately 80 million shares and does not contemplate any further opportunistic share repurchase activity past close of business yesterday.

We now estimate net interest expense for the year of approximately $1 million and given the later timing of capital expenditures, we now expect depreciation expense for the year to be approximately $80 million versus prior guidance of $80 million to $85 million. For the full year of fiscal 2010, we expect a comparable store sales increase in the range of 3.5% to 4.5%. Now I'll turn it over to Chuck for an update on Real Estate.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

Thanks, Joe. During the second quarter, we opened 18 new stores and closed 11 stores, leaving us with 1,374 stores and total selling square footage of 29.5 million at the end of the quarter. 11 of the new stores were traditional Big Lots, meaning in secondary or tertiary locations and primarily in strip centers. We also opened seven new A-type locations. We're on track to our goal to open 80 new stores in 2010, 50 in traditional locations and 30 in A-type locations. Year-to-date, we've opened 25 new stores, and we've executed lease agreements on the remaining 55 sites to open this year. We anticipate the majority of the remaining 55 stores will open in the October, November time frame, or prior to Thanksgiving.

Year-to-date, we've closed 12 stores and still anticipate closing 40 stores in total for 2010. A number of the stores closing are older stores that are being relocated to higher traffic areas in better strip centers. Additionally, several of these stores were previously too small for a full sized furniture department, and will be relocated to a larger space that can accommodate our full furniture assortment.

As Steve mentioned earlier, our Store Refresh program is moving along on schedule and year-to-date we've completed 76 of the planned 105 stores. The layout changes and capital improvements in the remaining stores are under way, and are targeted to be completed by mid-September. Although still very early, overall we're experiencing sales lifts in the low single digits for completed refresh stores. Results vary widely on a store by store basis and we're analyzing performance across several key attributes, including sales volume, store management, store age, store size, and the extent of merchandise category repositioning within the store to determine the combination of attributes that drive the largest sales increases. Identifying the attributes most correlated with success and compiling learnings from our store management teams will aid us in planning any future refresh programs. Now back to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I believe we're better positioned for Fall and the "Nine Weeks of Christmas" than at any other time in the five years that I've been running this business. I'm confident our merchants have delivered much improved content and I see those efforts continuing on into the holiday season. To begin Q3, we have certain larger-sized noticeable deals that we believe will be key comp drivers, particularly in Furniture with the Road Show event, which was a highly successful and new event in Q1. You see a significant branded underwear deal that will carry through to holiday. In Electronics, video gaming, a much improved DVD assortment with more current titles, printers, and of late, some activity with GPS units in our stores. This business is well positioned for Q3. There is the next phase of a book deal in stores today with better titles. A similar deal was good for our business in the first half of 2010.

Aside from the deals I just mentioned, the content and quality of our import and day in and day out business continues to get better and better. In particular, Seasonal and Home have been strong, and we expect will continue to be good throughout Holiday as the customer is recognizing extreme value we are offering in these two key categories. Looking ahead to Q4 and the "Nine Weeks of Christmas", you will see a much more focused key item business than in years past. This is a strategy that was tested last year in our "how High is high" testing. You will see focused key item presentations on end caps, pallet positions, and the four way merchandisers in the front of the store.

I'm confident that our stores will look better than they ever have in terms of presentation, cleanliness and from a customer service standpoint. We've upgraded our in-store standards, along with adding talent to the stores organization and the pay off from that investment should be now, when volume, customers, and customer service needs are at their peak. Additionally, our merchants have done an amazing job improving the inventory flow, and we have more goods coming in pre-ticketed and in PDQs than in any other time in our history, which should make this Holiday easier for our stores to execute than in years past. And I'm confident we have a strong marketing message for Holiday, with incremental Rewards activities, a new media campaign, and plenty of ad support featuring the best of what Big Lots has to offer in the all-important "Nine Weeks of Christmas".

We will execute in the aspects of our business that we can control, that I am sure of. With that, I'll turn it back to TJ.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Thanks, Steve. Brendon, we would like to open up the lines for questions at this time.

QUESTION AND ANSWER

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Operator

Thank you. (Operator Instructions). We'll take our first question from Jeff Stein with Soleil Securities.

Jeff Stein - Soleil Securities - Analyst

Good morning, Steve. I was wondering if you could talk a little bit about the dollars committed to seasonal inventory programs for the back half of the year, given that perhaps we might be facing a more tepid consumer spending environment.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We have a decent program planned in Seasonal for the Fall, and it's planned up in the range of where our guidance is, or slightly higher. Frankly, there's a lot of change and newness in Seasonal this year, particularly in the lighting classification, where a large percentage of the light class is new lighting, LED lighting, and the biggest, most impressive increases that we've experienced in the tree classification the last couple of years, there's new looks and new styles at really great values. So we're pretty excited about the potential in Christmas, particularly in the Seasonal business.

And Holiday Harvest, which is an early part of the business, has started off very strong too, which was not great last year for us, so I feel pretty good about that, and we have a fair investment, we have enough to do the plan that we have right now, and exceed it slightly if we have to. So that's a place where I feel particularly good about our business for the fourth quarter.

Jeff Stein - Soleil Securities - Analyst

Great, and one follow-up question for Joe. Wondering, Joe, if you could talk a little bit about the leverage point for the business. I think the beginning of the year, you were talking about the ability to leverage comp, your SG&A on a zero comp, and I'm wondering with increase in debit card fees and shipping costs, if you still believe that's a realistic goal for the year.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes, I think as the year goes, we haven't changed that. Certainly, there's some variances throughout the year. Year-to-date, we've reduced SG&A about 120 basis points. That's excluding depreciation, that's what's shown on the P&L, but the third quarter has some unique items, and that's what we talked about in our prepared comments. We do believe we'll revert back to a strong leverage or leverage in the fourth quarter, but in the third quarter we still have the higher debit card fees, we have the equity-related costs that we've talked about throughout the year. But the incremental store opening costs are going to account for about 20 basis points, but we certainly want to get those stores open. They are key to our holiday sales growth. And D&TS, distribution and transportation, in the third quarter we're starting to anniversary the closing of our California DC last year in the third quarter, and also the dedicated fleet contracts were negotiated in the third quarter of last year, so we're starting to anniversary those benefits, and the volatile market for trucking costs, and the prospect of peak season surcharges, we just think it's prudent not to expect leverage in distribution transportation. And then advertising, the shift out of one ad circular, each ad circular costs about $2 million, shifting one from second to third quarter, we think it's prudent not to forecast leverage in advertising in the third quarter, but again that's isolated to the third quarter. We think we'll leverage advertising about 20 basis points for the year.

Jeff Stein - Soleil Securities - Analyst

Got it. Thank you.

Operator

We'll take our next question from David Mann with Johnson Rice.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

David Mann - Johnson Rice - Analyst

Yes, thank you. I think you said for the second half you're slightly more positive on your outlook. Could you just clarify, after the second quarter where I guess sales were a little lighter, they did do a little better on margin, why you feel a little more positive about the second half?

Joe Cooper - Big Lots, Inc. - EVP, CFO

Well, sales weren't what I consider to be lighter in the second quarter. You could interpret it that way, but in our market segment we performed at the upper end at a 3.8% comp, and our guidance for the third and the fourth quarter in the back half of the year is 2% to 4%, so that's pretty consistent with the performance of what we're seeing right now.

David Mann - Johnson Rice - Analyst

Okay, and then in terms of your cost outlook on product, can you just talk a little bit about initial mark-up, what you're seeing right now in terms of how that might look in the back half. And then also any preliminary thoughts about some of the import cost increases that you might see next year, as we're hearing from a lot of folks about inflation out of China?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, David, I'm not sure exactly what's going to happen next year, we're finding that out just about right now. We've seen initial costs for Lawn and Garden for the Spring, and I think we've done a relatively good job maintaining costs. Commodity prices have been challenging when it comes overseas and domestically, when it comes to steel, and when it comes to cotton prices, so those things have been slightly challenged.

The other issue from the Orient is just the challenge from a wage rate standpoint. I mean, people are getting paid more, and of course the fact that a number of factories over the last 18 months have closed overseas. So the strong have survived, but there's a cost of doing business with the strong that are surviving over there. But pre-planning that business gives us a unique opportunity to know what kind of values we need to be retailing merchandise. And what we continue to do and we've done year over year over year, and we'll continue to do going forward is put more value in merchandise if prices have to go up for one reason or another.

So we're doing the best job we possibly can, along with every other retailer I think around the world, fighting the fight and fighting the battles. As long as we continue to offer great value as compared to everybody else in the marketplace, we think we're doing a really good job, and we continue to do that.

David Mann - Johnson Rice - Analyst

Thank you.

Operator

Our next question comes from Dan Wewer with Raymond James.

Dan Wewer - Raymond James - Analyst

Thanks. Steve, at the beginning of the year in discussing the A-location strategy, as I recall you were suggesting their sales per square foot could exceed the traditional stores by approximately $30, I believe, during the first year. Can you update us on how the A-stores are in fact opening compared to the ramp of the traditional locations?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

I can, and I'm going to let Chuck do it since he's the real estate maven, and he's sitting right here.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

I think we still are seeing those consistent performances in those locations. They continue to meet, if not exceed, our expectations, and that's one of the reasons that we're focused so heavily on those sites.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Those stores I think we were talking about were doing about $180, $190 a square foot, and remember, we've opened 11 so far this year, Dan, but there's quite a few opening in the third and fourth quarter, and we're real pleased with the performance early on in each one of those stores, but I'm always very, very cautious about talking about getting too excited one way or another about something that's very new and fresh. Let's let them get through the Christmas season, but there hasn't been, that I can remember, any disappointments in any of the stores that we've opened so far in any locations this year. We continue to be real excited about that. We would love to have more and more opportunities for those better retail sites.

Dan Wewer - Raymond James - Analyst

And then as a follow-up question, Consumables were weaker it looks like during the second quarter, which is counter to what a lot of other retailers are telling us. I know you've put a lot of dollars and a lot of time into improving the organization, the cleanliness of that department. Could you give us your view on why Consumables is not performing a little bit better?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well, first and foremost Consumables has been the strongest business we've had over the last five years. It's not performing at the level the rest of the business is performing at right now, but that's partially because I believe finally for the first time in about two or three years, the discretionary parts of our business, which is 70% of our total, is finally seeing a resurgence, particularly in the Home, Furniture, and Seasonal parts of the business. It's not overall Consumables that are not performing quite as well. It is certain segments of the business. Really the health and beauty aids part, and home organization, plastics and things like that, paper, continue to see really good deals, and continue to perform very, very well.

I think that we're a little bit more challenged right this second, and frankly I have heard that other retailers are not as happy about their food parts of the business, and we're pretty active on what's going on there, although I want a flat business to be up 3%, and a 3% business to be up 5%, 6%, or 7%, we're very vigilant about really making sure that all offerings are as great and extreme value as other parts of our business, and we have some real exciting ideas for 2011 that we'll share as we get closer to 2011 in the food parts of our business.

Dan Wewer - Raymond James - Analyst

Okay, great. Thank you.

Operator

We'll next hear from Meredith Adler with Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

Thanks for taking my question. I'd like to talk a little bit about the cost structure. I understand that the third quarter, the timing of the anniversarying some of the transportation and logistics reductions, I understand that, but that seems to me that that's a permanent reduction year-over-year, not reduction, that's not the right word, but you won't see the same improvement. What are you doing, is there anything in particular that you think will kind of match that, or is it now going to be a function of generating sales to leverage fixed costs?

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Meredith, this is TJ. We did say early on this year that distribution and transportation dollars would increase year-over-year, just not at the same rate of sales, so we do need some level of comp to continue to leverage that part of the business. That's been our guidance for the last couple of quarters.

I guess what's unique about third quarter, however, is we had those two large initiatives last year that generated significant leverage for the past 12 months, and we're starting to anniversary those at a time when, quite frankly, the outbound and inbound parts of our business are at their peak as we're looking to holiday season. We're receiving or shipping a lot of goods on the lowest sales base throughout the year, so it is a more challenging quarter, it always has been from a leverage standpoint in D&TS.

We are forecasting that leverage to return, albeit not at the same rate in fourth quarter, so from a productivity standpoint, all distribution centers are challenged. The merchants continue to be challenged on how they're delivering goods, and the carton value or the case pack value there to try to make our buildings more efficient. We have certain other smaller initiatives in place going into next year to try to save on costs. But I guess going forward, we're looking at continuing to try to leverage that part of the business, albeit at not the same rate where we've been for the last two or three years.

We did what I think most people would do when they looked at the cost structure in that business. We took the biggest ideas first, and executed them, and executed them very well. Now we're on to, we need a little improvement on the sales line, and some of the initiatives will be of smaller dollar amounts.

Meredith Adler - Barclays Capital - Analyst

And outside of distribution logistics, is there anything? I think you've worked very hard on energy management. Is that likely to be significant? Is there anything else that's really significant?

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Well, to set out the year, we talked about three key areas where dollars would go down. Forgetting about sales for a minute, real dollars reducing year-over-year in Advertising, Utilities as you just mentioned, and also Health Benefits as we redesigned our health plan, and also completed some audit work there on eligible associates, so those three areas we've committed to real dollars being down this year.

Additionally, we continue to see opportunity to leverage Store Payroll, and also Distribution and Transportation costs on an annual basis. So we know those dollars are going to increase because, as Steve has said a number of times, we're going to pay for performance, we're going to continue to grant merit increases, et cetera, so we know there's going to be some cost increase there. We just don't see it at the same rate as sales, so we do see leveraging opportunities there going forward.

I think too, it's important to understand even the leverage that we gave today for the year and for the third and fourth quarter, those scenarios, we are incurring some pretty hefty increases in expenses, particularly on debit cards. And also in equity related expenses, which as you know we file in our Q, so you can see those numbers. From our view anyway, the business performs pretty well, is continuing to perform pretty well from an expense standpoint here in 2010, now, some four plus years later since we started some of these initiatives.

Meredith Adler - Barclays Capital - Analyst

Okay, thank you very much.

Operator

Our next question comes from Joe Feldman with Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Yes, hi, guys. Good morning. A question on inventory. Thank you for the explanation, fully understand what's going on, and I guess the question is really, how should we think about inventory by the end of the year? I mean, should it be, should we expect it to work through, a little up relative to last year, flattish with last year? If you could give us any color on that?

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Joe, it's TJ. I'll start. I guess I think we all feel comfortable saying we don't expect 10% at the end of every quarter, so that number should work its way down over time. I would defer to Steve to talk about turn, but we've given guidance that says we will continue to expect to leverage or improve the inventory turnover of this business. Even last year's number, at 3.7 times which was a record, we don't think we're near maxing that number out. So again, if our comp expectations are 3.5% to 4.5%, when you do the math, obviously we have to have a little less inventory than that to continue to drive turnover.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Joe, we expect improvement in turnover. I have always said that I'm not going to try to play to a metric at the end of a quarter, just because the market may be happy or not happy. We're in the business of opportunity, and that's what we have always planned our business by. There's going to be quarters where we're under inventories, and there's going to be quarters where we're over inventories. I have to tell you, I feel very good about our inventory content right now, and I like what we have, there's nothing that we really have in any big way that I wouldn't want to have at this particular time.

We're very well positioned for the third and into the fourth quarter right this second. The inventories will be back into line where they need to be, as long as there's no opportunities that we don't know about yet, which is our business going into the fourth quarter, but right now we have control over our inventories, and we are where we want to be right now.

Joe Feldman - Telsey Advisory Group - Analyst

That's helpful, thanks, and then if I could follow-up with one more, Steve. Are you seeing any changes in behavior by your customers? Obviously there was a little more discretionary, and I know you're geared, the store is 70% discretionary, but still, and maybe what they're buying or what they're putting in the basket. Are they putting more higher end product in the basket, or are you seeing more units?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Absolutely higher end average unit retail ticket, and average unit retail is up, and it's at the high end of the spectrum in almost every one of the classifications, and I think I alluded to that in my comments. Where they were buying in the second quarter in Furniture, they were buying at the high end. Where they were buying in Seasonal, they were buying the better quality sets and the better quality tools, so they aren't afraid. I'm not real clear in my mind if that's a function of the fact that they're comfortable doing it, or that we're actually attracting a different or an additional customer base that appreciates value, that may have not understood us in the past.

One of the things that we do, Joe, is as you well know, is we spend an awful lot of time understanding not only our customer but the customer who shops us frequently and infrequently too. And the place where we seem to have made the most headway in the last six months, and the last time we actually talked to a customer was a customer that was a more infrequent shopper that we are finally starting to attract, and that's been an initiative over the last six or seven months that we hope to appreciate more going into the third and fourth quarter. We saw it in the fourth quarter of last year.

I think it's one of the reasons the comps were as good as they were in the first quarter and in the second quarter, we're attracting a customer that didn't shop us as frequently as before. Clearly our existing core customers, as loyal as they've ever been, and their spend is slightly higher than it's ever been before too, so I think both of those combinations have been very positive for us.

Joe Feldman - Telsey Advisory Group - Analyst

That's great. Thank you so much, and good luck with this quarter, guys.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Thanks, Joe.

Operator

Our next question comes from Patrick McKeever with MKM Partners.

Patrick McKeever - MKM Partners - Analyst

Thanks, good morning, everyone.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Hi, Patrick.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Good morning, Patrick.

Patrick McKeever - MKM Partners - Analyst

On the Furniture, the higher inventories in Furniture, I was just wondering if you could discuss just some broad comments even there on just the timing. I know as we move toward Holiday, typically you don't like to have, you don't like to do necessarily, do a Furniture deal, and I know this is not the time of year that your customer typically shops for Furniture, so just wondering about the timing there, and--.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well, okay, let me address a couple of things. First off, what we have in Furniture right now is very conscious. We intentionally wanted to do it. I understand your comment about, it's not the time of the year. You may interpret that. People shop for Furniture 12 months out of the year.

The volume level in the third quarter is not as high as the second quarter or the first quarter, but we learned, two things have happened for the third quarter, why we're so encouraged, and like our position. We had something that we put together in the first quarter that we called the Road Show, it was exceptional value in upholstery and in dining and in RTA, and a little bit of lighting and mattresses that just was outstanding and helped drive the double digit comp in the first quarter and into the second quarter, and so we put one together immediately for the third quarter, and we're certainly encouraged about that performance. That's number one, and that's a piece of the inventory there.

Number two is, remember, we're in the opportunistic business, and Stratolounger and Stratford, which I can say now is a name that we control besides the fact that we bought the closeout, gave us an opportunity to have name brand closeouts that resonate with the customer that we were never able to have before, and we're going to absolutely take advantage of that when we can, and that wasn't pre-planned for the quarter many months ago. It's one of those typical opportunities where we get a telephone call, and the banks say they are looking to reduce inventory, who wants the inventory the worst, and who can take the inventory off of our hands? And at the same time we were able to negotiate the names which is something that we think can add great value going into 2011 and further forward, because it's a name that is national and the consumer understands. So both of those investments are where the real additional inventory is in the third quarter in Furniture, and we like our position where we're at an awful lot in both of those deals.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Patrick McKeever - MKM Partners - Analyst

Okay, great. No, sounds good. And then on the, just on advertising, how about television advertising as we move into the holidays? Do you have any significant changes planned there? I saw one of the recent TV commercials a few days ago with the new, I guess, the new focus there. So, and how effective are you finding the television campaign?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

We're finding the television campaign is really resonating. We're getting better recognition than some of the national competitors in the ratings that we're getting from media feedback. We think the Think Extreme Value campaign is the best campaign we've ever come up with, and for the first time we will drive that campaign into the Christmas season. And clearly I'm not going to talk about specifically until you see it, starting in early November, but those television commercials are actually shot and in the books already, and we have a very aggressive media campaign.

The spend has shifted over the last couple of years from what is now 55%, 45% media, in fact probably will shift up maybe a tick going into the fourth quarter. But we'll be aggressive and we'll be on television, and you'll see that campaign with a Christmas flavor to it starting in November.

Patrick McKeever - MKM Partners - Analyst

Sounds good. Thanks, Steve.

Operator

Our next question comes from Laura Champine with Cowen and Company.

Unidentified Participant

Hi, guys, it's Rob stepping in for Laura. I was wondering if you guys could touch on, or maybe highlight one or two things that really gives you confidence regarding your Q4 same-store sales guidance? It just seems like some retailers have been a little reluctant to talk about Q4, and you guys are projecting or guiding to a 2% to 4% comp increase. I was wondering if you could just touch on that a little bit? Thank you.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well, I'm clearly not going to share the all-important strategies, but I'll tell you what gives us the most confidence. You know us pretty well, and I think a number of you out there know us pretty well. We do probably some of the most definitive testing to understand our business year-over-year of any retailer that I know out there, and we ran about 30 to 35 how-high-is-high tests last Christmas season on a number of items, classifications and product concepts that gave us tremendous confidence to step out to the fourth quarter of this year.

We don't consider it an overly aggressive campaign, other than the fact that you are seeing a lot of other people who comped up maybe in our range of 5% plus last Christmas, but our business isn't about, well, we're up 5 and we're worried about this year. Our business is all about how much higher can we take our business. We still think we're under-developed on a sales per square foot and on sales per average store basis, and we have a lot of upside. And we learned a tremendous amount last Christmas, even on that 5% plus comp, that there is huge upside opportunity when we offer extreme value in the right merchandise. And we are absolutely laser-focused on those opportunities for this year, and we are committed to and planned with some real good history telling us that we can perform at that level.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Rob, also keep in mind the other two parts of the business that I know that we feel good about, and we'll see meaningful change year-over-year is in stores. Store operations, presentation, talent, there's been a tremendous amount of activity and upgrade going on in that area of the business. And also with the Rewards card program heading into Holiday as an additional tool to market to customers, in addition to the media campaign that Steve mentioned. And also I'd remind you again, every retailer will benefit from an extra shopping day between Thanksgiving and Christmas, so we put a fair amount of thought into the fourth quarter when we decided what to tell you guys.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Unidentified Participant

Okay, great, guys. Thank you very much.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks.

Operator

Our next question comes from Peter Keith with JMP Securities.

Peter Keith - JMP Securities - Analyst

Hi, good morning, everyone. Thanks for taking the question. Steve, I was wondering if you could just comment on the availability of opportunistic closeouts. We've been just hearing some anecdotal evidence across retail that inventory is starting to get backed up, so curious to know if you are noticing more phone calls starting to come in. And even if you could provide detail in maybe some areas that are particularly robust right now for closeouts?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

It never seems to slow, and I know it's very difficult if you are not in the middle of our business to get your head around it, but there's absolutely never a time where we're not getting telephone calls. I will be consistent with what I've said the last few quarters. The deals continue to get larger and larger in size, and clearly I can't share them all with you, but you're going to see continued growth from us, and just great deals in the DVD part of the business. That just has been terrific for us.

We have seen deals that we've never seen before from GPS opportunities, and computers, which we never saw really before. The underwear deal was a huge opportunity, and the quantity was enough to take us into the fourth quarter, through the fourth quarter. The Furniture deals, even though it's a good business, and to me it's what I've said all along.

People think that when business is bad, that the deals are better. It's not so. It's when business gets better that the deals get better and better and better, because capital investments are made by companies, and comfort levels of trying new and different things, which produces closeout inventory for us, and that's why I think we're seeing bigger and better deals than we've ever seen before, so if inventories are backing up for manufacturers, you're just telling me that our telephones are going to continue to ring very strong into the third and the fourth quarter.

We have ample open to buy set aside specifically for closeout deals that are part of our process that I can tell you we haven't had a phone call on yet, but we will in the next week or two weeks or three weeks or four weeks. The good news about our business is we don't limit those phone calls just to the fact that we're shut down because it's the fourth quarter or whatever, the first quarter. We have great deals for the first quarter of next year already in place.

Peter Keith - JMP Securities - Analyst

Okay, thank you very much for that color. One other thing I noticed was the gross margin performance in Q2 was particularly impressive. And just in conjunction with the roll-back pricing that Walmart was doing in May and June, did you notice any impact into your gross margin from that initiative?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

We're very competitive, and we understand quote roll-back prices, or whatever price adjustments any retailers do on a district by district basis, we have market managers that are directly responsible in the six regions for answering to the regional Vice Presidents, that are constantly feeding us information. And of course, the merchants themselves are constantly out there taking a look at it. I would tell you, it was quite selective by area of the country, and not any specific area. But not nearly on a national basis that all the rhetoric and the verbiage that we've seen it.

We absolutely took price competitive markdowns where we needed to, but I would tell you they were very small numbers, because we're priced right every day as it is. There may have been a selective district that a store manager at a grocery store, or at a national discount retailer decided to take a markdown in Tupelo, Mississippi, where we met it, but there was almost really nothing in the way of pressure on a national basis.

Peter Keith - JMP Securities - Analyst

Okay, thanks very much, and good luck in the back half of the year.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thank you.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Thanks.

Operator

We'll next hear from Charles Grom with JPMorgan.

Charles Grom - JPMorgan - Analyst

Thanks, just a question on your third quarter comp guidance of up 2% to 4%, and wondering if that's where you're tracking quarter to date, given that if my memory is correct, that in September and October you had the better months of the quarter last year comping up positive to low single digits. And then also just wondering if you could comment on the Consumable business so far in the third quarter, has it picked up, and do you believe that the aforementioned Walmart roll-back activity hurt you in the second quarter like it did for some other retailers?

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Chuck, it's TJ. I'll take the comp question, and then Steve can address Consumables. From a comp standpoint, your memory is correct. The post-Labor Day last year is when our business turned positive. So August, in the month that we're currently in, we are up against comp store sales declines from a year ago.

What I would say is similar to what, I talked with a number of people about coming out of Q2. Really, the last 10 or 11 weeks of the quarter in Q2, clearly you can kind of squeeze our comps were trending in that call it mid-3% range. As we've turned the corner and headed into third quarter, obviously we're looking at those trends very closely, and that's what helps set our guidance.

Also, we do have an extra ad here in the month of August, as Joe mentioned, so for me to just give you quarter to date August comps, I wouldn't be giving you a fair comparison. But what I would say is, we took into account trends coming out of second quarter, beginning of August, and the deals and the promotions that we know we have planned for third quarter, and that's how we landed on the 2% to 4% comp guidance for the quarter.

And Steve, if you want to talk about Consumables?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

The response, it was almost two questions, Chuck, so I'll try to answer them, and if not I'm sure you'll ask me to clarify it, but the consumables is relatively consistent to its performance in the first couple of quarters right now. The basic health and beauty aids, paper, chemicals, home organization parts of the business continues to perform. It's the food piece of the business that's a little bit more challenged at this particular point, although I'm encouraged about our plan much more for the fourth quarter than I am for the third quarter, so I hope I responded to that piece.

As far as your comment about Walmart hurting the market or hurting us, I can only respond to that by saying 30% of our business is Consumables, and of the total Company's business, only 10% is food, and if I'm not mistaken, Walmart just came off of their fifth quarter in a row of comp store decreases, so I'm not so sure that they're doing anything to hurt us or the rest of the market. I guess most of the grocery stores could respond to you a little bit better than I could in that part of the business.

I would tell you that I don't believe that a competitor is hurting us. I, as always, look at how we are executing that part of the business, and I would admit to that we are responsible for whatever lack of comp store increase we're having in most of our businesses, and not so much what other competitors are doing to us. And we're taking a very hard look at ourselves, and saying, what can we do better in those aspects of the business to start the comp increases to be more consistent with the rest of the Company.

Charles Grom - JPMorgan - Analyst

Okay, that was perfect. And then my second question was something that Meredith alluded to earlier with regards to your expense structure, and given all the changes that you've made, and SG&A as a percentage of sales in 2006 was north of 34%, it's now in the mid 31% range. I understand that the fixed cost hurdle rate was probably flattish in the front half, and it was going to be up maybe 1% in the back half. When you look to 2011, should we expect, as you guys continue to open up more stores and as we get back to a little bit more of a normalized environment with no distribution cuts and advertising being normal, should we expect your hurdle rate to go up in the future to, say, maybe a 1% to 2% rate down the road.

And then in addition, what do you guys think about the gross profit margin outlook, because similar to SG&A, your GPM has been superb over the past couple of years.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Chuck, it's Joe. I'll start here, and as usual, we start getting the questions on the next year about this time of year. We'll speak to specifics about 2011 in March of next year, but we have been pretty consistent to say that our internal goal, and this is a very strong internal goal of ours, is to continue to expand the operating margin each year, and in general that is expected to occur through SG&A leverage.

We've also said that, do we believe a flat comp as a leverage point will continue forever, and we've said no, but that is an ongoing goal, so we'll continue to strive to find ways to save expenses, and continue to keep that leverage point as low as possible. But we are going to continue with store growth plans, so next year, we said that we would like to open a few more stores than this year, and to your point, Chuck, that does put some pressure on that leverage point.

Gross margin, we've said that fourth quarter this year is a perfect example. We'll never manage gross margin rate at the expense of gross margin dollars, so we always look at expanding gross margin dollars, which we are doing in the fourth quarter this year, and not manage to the gross margin rate. But in general, our goal was to keep, maintain our gross margin rate and expand our operating margin for SG&A leverage.

Charles Grom - JPMorgan - Analyst

Okay, great, and if I could just ask one quick follow-up on the D&A line, just wondering why it came down. I think you were formerly forecasting $80 million to $85 million, and now it's going to be $80 million, and then maybe if you could give us a little bit of color on what you think the number will look like next year, thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Yes, I think in the prepared comments what we mentioned is that's principally timing of new stores. The new stores we had anticipated opening a little earlier, and there being, now be open later in the third quarter, and actually a few to open the fourth quarter, so that's the principal reason for the lower depreciation.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP, CFO

We have not changed our CapEx guidance for the year, Chuck. We've just moved it to later in the year, so that has had a corresponding impact on depreciation.

Charles Grom - JPMorgan - Analyst

Okay, great. Thanks very much.

Operator

And we'll take our final question from Mark Mandel with ThinkEquity.

Mark Mandel - ThinkEquity - Analyst

Thanks, good morning.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Good morning.

Mark Mandel - ThinkEquity - Analyst

I believe you mentioned that you expect lower initial mark-ups on some fourth quarter deals. How do you reconcile that with the point that you made earlier, Steve, about the abundance of solid deals that you're seeing?

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Well, there's a big difference between the abundance of the deals, and the mark-up on the deals, and of course where we're buying them in the classifications that we do. We have deals that we do in the 30%'s, we have deals we do in the 40%'s, and we have deals that we do in the 50%'s, and I will reiterate my comments, because mark-up is only a function of what you're charging on a piece of merchandise.

We're much more focused on gross margin dollars, in incremental gross margin dollars, so if we get an abundance of additional deals going forward into the fourth quarter, and we think incrementally they can add gross margin dollars to our business, whether they're in the 30%'s or 40%'s or not, we're not going to try to play to the market to a number. We're going to take advantage of the great values our customers respond to, and incrementally add gross margin dollars, that could potentially affect the overall gross margin percent for the quarter.

Mark Mandel - ThinkEquity - Analyst

Okay, and Joe, I believe you mentioned the lift that you get from sales from store upgrades and so on. Can you give us some idea of what the investment is, and what the return on investment is from those projects?

Joe Cooper - Big Lots, Inc. - EVP, CFO

Are you talking about the Store Refresh we're doing this year?

Mark Mandel - ThinkEquity - Analyst

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

Yes.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Yes, those, I think it's too early. I think I'd like to reserve specific lifts on those until our next call. We're a little over halfway through the process, I think we've done 70 or so of the little over 100 stores, but in general, there's slight disruption during the relay, and then the lifts occur post-relay.

So there's two parts to that story, and as I said, since we're pretty early on, we'll defer actual results, but we've said that we're pleased. We do believe that it's store by store. We would like to think there's a large number of stores that we could do in future years, but we're pleased with results to date, but exact specifics we'll defer.

Mark, (inaudible) our initial guidance for the year, Mark, that we were going to spend about $5 million of capital on the Store Refresh program, so ballpark 105 stores gets you a little less than $50,000 per store, so clearly there's not a tremendous amount of lift needed to make that a good project from a financial standpoint. Not to mention the positive impact it has with the customer, and also store associates.

Mark Mandel - ThinkEquity - Analyst

Thanks, that's helpful. Well, good luck.

Joe Cooper - Big Lots, Inc. - EVP, CFO

Thanks.

Tim Johnson - Big Lots, Inc. - VP - Strategic Planning, IR

Thanks, Brendon, and we look forward to talking to everybody after our third quarter results in early December. Thank you.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour, and will end at 11.59 PM on September 7. You can access the replay by dialing 888-203-1112 toll free USA and Canada, or 719-457-0820 international, and entering passcode number 8325914. Again, that phone number is 888-203-1112 toll free USA and Canada, or 719-457-0820 international, and entering passcode number 8325914. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Aug 24, 2010 / 12:00PM GMT, BIG - Q2 2010 Big Lots, Inc. Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2010 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.